Exhibit 10.1

SALE AGREEMENT

RELATING TO PGA ELECTRONIC

4 November 2013

SALE AGREEMENT

SUBJECT TO CONDITIONS PRECEDENT

BETWEEN THE UNDERSIGNED:

1.	Mr Jean-François PIAULET, born on 2 December 1952 in Châteauroux (36), residing at 28, Rue Romain Rolland – 36130 Déols.

2.	Mr Daniel PIAULET, born on 17 May 1947 in Déols (36), residing at 304 Avenue De La Châtre – 36000 Châteauroux.

3.	Mr Pascal MOULIN, born on 18 June 1962 in Châteauroux (36), residing at 3, Route de Lizeray – 36100 Saint Valentin.

4.	Mr Laurent GROUSSIN, born on 23 June 1962 in Valençay (36), residing at 6, Allée du Bois Doré—36330 Le Poinçonnet.

Referred to collectively as the “Transferors” or individually as a “Transferor”,

ON THE ONE HAND,

AND:

5.	Astronics Corporation, a company incorporated under the United States laws, whose registered office is at 130 Commerce Way – East Aurora, NY—14052-2191, USA and represented by Mr. David Burney,

Hereinafter the “Transferee”

ON THE OTHER HAND,

The Transferors and the Transferee are referred to collectively as the “Parties” and individually as a “Party”.

PREAMBLE:

A.	PGA ELECTRONIC s.a. is a public limited company with a board of directors with a share capital of 1,000,000 Euros, whose registered office is at Avenue Jean Monnet Z.I. la Malterie 36130 MONTIERCHAUME, registered on Châteauroux Corporate & Trade Register under number 350 534 939 (the “Company” or “PGA”). The Company is an aeronautical equipment manufacturer in the field of motion, lighting and IFEC/CMS systems dedicated to the cabin (the “Activity of the Company”).

B.	The Company share capital is divided into five thousand six hundred (5,600) shares (referred to hereinafter together as the “Shares” or individually as a “Share”) allocated as indicated in Schedule B. The Transferors own directly 100% less two Shares of the share capital and voting rights of the Company on a fully diluted basis.

C.	The Transferors have instituted a competitive sale process. In the context of this process and following a certain number of exchanges, the Transferee made a declaration of interest. The Transferee is a leading provider of advanced technologies for the global aerospace and defense industries and, as such, is a professional of the same sector of activity of the Company (the “Activity of the Transferee”, collectively with the Activity of the Company, the “Activities”).

D.	Prior to signing the Contract, the Transferee and its advisors have had access to a physical data room containing information and documents (the “Data Room”), listed in Schedule D hereto, have had meetings with main managers of the Company, and visited the site. They have obtained written responses to the questions asked in the context of their due diligence (the “Q&A”), have had access to the premises of PGA and have had discussions and meetings with the accounting and financial department of PGA. The Data Room and the Q&A have been copied onto a series of CD-Rom of which (x) one copy has been provided to the Transferee, (y) one copy has been retained by the Transferors’ Agent, and (z) one copy has been delivered jointly by the Transferors’ Agent and the Transferee to the notarial office of Mr. Michelez, located at 128 boulevard de Courcelles – Paris (17ème).

E.	In the context of the purchase offer selection process, the Transferee set out in a letter dated 5 June 2013 (as modified in an email dated 3 July 2013 and by the letter granting exclusivity of negotiation dated 3 July 2013) the terms of its final offer for its purchase of the Transferors’ Shares in accordance with the terms and conditions stated therein.

F.	Prior to signature of this Contract, the Company’s works council was informed and consulted on 4 November 2013 about the project to sell control of the Company.

G.	In these circumstances, the Transferors plan to sell all of their Shares. The Transferee approached the Transferors with a view to concluding the purchase of all the Shares of the Company owned by the Transferors at the date hereof and to be owned by the Transferors at the Completion Date and which represent, and shall represent at the Completion Date, 100% less the Minority Shareholders Shares of the share capital and of the voting rights of the Company on a fully diluted basis (the “Transferred Shares”). At the end of the above-mentioned procedures, the Parties agreed to commit in accordance with the terms and conditions of this contract, in particular the conditions precedent, featured below (the “Contract”).

PURSUANT TO THE PREAMBLE, TERMS OF AGREEMENT ARE AS FOLLOWS

Introductory article—Definitions

For the purposes of this Contract, terms starting with a capital letter, whether in the plural or singular, shall have the meaning stated below.

“Accounting Principles”	meaning defined in the Guarantee agreement.

“Actual Net Debt”	means the actual Net Debt at the latest day of the month prior to the Completion Date as agreed between the Transferors’ Agent and the Transferee or determined by the Independent Expert, as per the Final Closing Statement of Debt defined in accordance with article 2.2.

“AstStocks”	meaning indicated in article 2.1 (c) (ii).

“Company”	meaning indicated in paragraph (A) of the preamble.

“Completion Date”	means the date on which the transfer of full ownership of the Transferred Shares will be completed in accordance with article 5.

“Conditions precedent”	means the conditions precedent mentioned in article 3.1.

“Contract”	means this contract, including its preamble and schedules thereto.

“Data Room”	meaning indicated in paragraph (D) of the preamble.

“Estimated Net Debt”	meaning the Net Debt by close of business on the latest day of the month prior to the Completion Date as estimated by the Transferee.

“Governmental Authority”	meaning defined in the Guarantee agreement.

“Guarantee agreement”	meaning indicated in article 5.3.

“Net Debt”	meaning assigned to such term in Schedule E.

“Party”	meaning defined at the beginning of this Contract.

“Payment Stocks”	meaning indicated in article 2.1 (c) (ii).

“Price”	meaning indicated in article 2.1.

“Reference Accounts”	meaning defined in the Guarantee agreement.

“Related Parties”	means in relation to a person, the person or entity in which this person, directly or indirectly has an interest; “interest” means with respect to a person (i) direct or indirect ownership of 5% or more of the share capital, economic rights or voting securities of such person, and/or (ii) the right to appoint, or cause the appointment of, any members of the board of directors (or similar governing body), and/or (iii) the spouse, children and parents (including brothers, sisters, ancestor or lineal descendants) of such person.

“Share”	meaning indicated in paragraph (B) of the preamble.

“Significant Contract”	means the following contracts, the “contracts” means any contract, agreement, obligation, promise, commitment or other undertaking:

•	each partnership, consortium or joint venture agreement or other contracts of the same nature entered into by the Company;

•	each contract or other instrument evidencing or pertaining to the lending of money by the Company as well as each guarantee, indemnity, suretyship or other contract pursuant to which the Company guarantees or otherwise provides security for any obligation of any other person;

•	each contract providing for the sale of any assets by the Company other than in the ordinary course of business or for the grant by Company of any options or preferential rights to purchase any assets (other than inventory);

•	each commitment or other contract with a governmental authority;

•	each contract limiting or restraining the Company from engaging or competing in any lines of business with any person or in any area or territory;

•	each other contract involving expenditures or receipts by the Company in excess of €100,000 for the purchases and €500,000 for the sales in the aggregate (including for the avoidance of doubt any lease agreements, sale, purchase or supply contracts).

“Taxes”	meaning defined in the Guarantee agreement.

“Third Party Rights”	means any security interest, easement, lien, surety, pledge, option, restriction, preferential right, “usufruit” or other real or personal right (droit réel ou personnel) or any other third party right whatsoever encumbering directly or indirectly any Share or material assets or restricting any attribute of ownership of, as well as any option (or other commitment to sell), right of first refusal, pre-emption right, restriction on voting or receipt of income.

“Transferee”	meaning defined at the beginning of this Contract.

“Transferee Material Adverse Change” or “Transferee Material Adverse Effect”	means any event, fact, matter, change or occurrence, as the date of this Contract, which, individually or in the aggregate with other such event, fact, matter, change of occurrence, is or could reasonably be expected to be materially adverse to the business, results, profits, financial condition, assets, properties, liabilities, operations or prospects of Astronics Corporation with an impact on the income from Operations of Astronics Corporation which would be in excess of EUR 1,000,000.

“Transferor”	meaning defined at the beginning of this Contract.

“Transferors’ Agent”	means Mr Jean-François PIAULET, hereby appointed by the Transferors and who accepts this appointment, as agent to give and receive all notices and other documents, to give all consents, to receive service of process, to handle, dispute, settle or otherwise deal with any and all claims against the Transferee under this Contract, and more generally, to exercise the rights and fulfil all obligations of the Transferors on their behalf under this Contract. Any decision of the Transferors’ Agent shall bind the Transferors who shall be timely informed of any of its action and specifically within five (5) days for any matters relating to the payment of any portion of the Price to be received by the Transferors.

The Transferors’ Agent may at any time notify the Transferee and the other Transferors that it does not wish to continue to act as agent for all or part of the Transferors, in which case the Transferors shall appoint a successor Transferors’ Agent and provide the details thereof to the Transferee no later than thirty (30) days after the delivery to the Transferee of such notice; provided however, that any notice made by the Transferee shall be deemed correctly made if made to the former Transferor’s Agent in accordance with article 9 until such time as the Transferee shall have actually received the notice with the details of the successor Transferors’ Agent.

“Transferor Material Adverse Change” or “Transferor Material Adverse Effect”	means any event, fact, matter, change or occurrence, as the date of this Contract, which, individually or in the aggregate with other such event, fact, matter, change of occurrence, is or could reasonably be expected to be materially adverse to the business, results, profits, financial condition, assets, properties, liabilities, operations or prospects of the Company with an impact on the operating profit (résultat d’exploitation) of the Company which would be in excess of EUR 250,000.

“Transferred Shares”	meaning indicated in paragraph (G) of the preamble.

“ValATRO”	meaning indicated in article 2.1 (c) (ii).

“Working Day”	means any day other than a Saturday, Sunday or legal holiday in Paris, France or New York, U.S.A. or other day on which commercial banking institutions in Paris, France or New York, U.S.A. are required to close.

The expressions « including », « to include » and « in particular » shall be deemed to be followed by the terms « but not restricted to ». The expressions « in this contract », « hereinafter » and similar expressions refer to this Contract overall rather than a specific term thereof. Unless express mention to the contrary in this Contract, all contracts, documents or regulations defined or mentioned in this Contract refer to this Contract or document or this regulation as amended, modified or supplemented, including by waiver or agreement and, as far as all regulations are concerned, by a later regulation.

Article 1 - Purpose

1.1	Sale of the Transferred Shares

(a)	The Transferors undertake to sell and deliver to the Transferee, and the Transferee undertakes to purchase, on the Completion Date, in accordance with the terms and conditions, in particular conditions precedent, of the Contract, all but not less than all of the Transferred Shares, which shall represent 100% less two Shares of the total number of issued and outstanding securities in the Company.

It is understood that on Completion Date the Company will not have issued any tradable securities granting direct or indirect access to its capital.

(b)	On the Completion Date, the Transferred Shares shall be sold to the Transferee by the Transferors, who shall be the owners, on said date, of the Transferred Shares free from all pledge, pre-emptive right and any other Third Party Rights whatsoever, in exchange for payment in full by the Transferee of the Price of the Transferred Shares resulting from article 2 below.

1.2	Ownership—Title

Upon the terms and subject to the conditions set forth in this Contract, the Transferee shall become owner of the Transferred Shares together with all rights and benefits now and thereafter attaching hereto and shall acquire full title (pleine et entière propriété) thereof on the Completion Date. At such point in time, the Transferee shall be purely and simply subrogated in the rights and obligations of the Transferors attached to the Transferred Shares and shall be entitled to receive all pay-outs of dividends and other distributions which may occur as from the Completion Date and in respect of the current fiscal year. For the avoidance of doubt, it is specified that since August 31, 2012, the Company has paid to its current shareholders (including the Transferors) (i) a dividend of an amount of EUR 201,600 which has been declared by the shareholders’ meeting of the Company dated February 14, 2013 and paid on February 15, 2013 and (ii) a dividend of an amount of EUR 2,000,040 which has been declared by the shareholders’ meeting of the Company dated August 30, 2013 and paid on the same date.

1.3	Substitution

Astronics Corporation shall be replaced for the purchase of the Transferred Shares from the Transferors by a wholly-owned subsidiary to be incorporated in France as a société par actions simplifiée. For such purpose, Astronics Corporation will take all reasonable steps to have this French subsidiary duly incorporated by November 29, 2013 at the latest. For the avoidance of doubt, Astronics Corporation will remain jointly and severally liable with its subsidiary thus substituted, for the perfect fulfilment by said subsidiary of all of the Transferee’s obligations stipulated herein, in particular payment of the Price. The Transferee’s obligations stipulated below shall then apply to the subsidiary thus substituted as if it had been the original Contract signatory. In any case and whoever is the third party thus substituted, the Payment Stocks shall be ordinary shares of Astronics Corporation common stock, listed on NASDAQ National Market System under the symbol “ATRO”.

1.4	Minority Shareholders

All Company minority shareholders mean shareholders other than the Transferors identified in Schedule 1.4 (the “Minority Shareholders”). The two shares owned by each Minority Shareholder are also featured in Schedule 1.4 (the “Minority Shareholder Shares”).

Article 2 - Price - Payment

2.1	Sale price of the Transferred Shares

(a)	Amount of the Price. The sale of the Transferred Shares shall take place in exchange for payment by the Transferee of the total, all-inclusive, final price of

•	twenty-one million four hundred twenty-five thousand euros (EUR 21,425,000) (the “Enterprise Value “),

•	minus, the amount of the Actual Net Debt, if such amount is positive,

•	plus, the amount of the Actual Net Debt, if such amount is negative.

in each case as finally determined in accordance with article 2.1(e) and 2.2 (the “Price”).

(b)	Transferors’ Statement. No later than five (5) Working Days prior to the Completion Date, the Transferors’ Agent (on behalf of the Transferors) shall deliver to the Transferee a statement (the “Transferors’ Statement”) prepared in good faith based upon the financial information available to the Transferors, after due and careful inquiry, setting out:

(i)	an estimated amount of the Net Debt (the “Estimated Net Debt”) with reasonably detailed information and calculations in respect thereof; and

(ii)	an amount (the “Estimated Price”), equal to:

•	the Enterprise Value,

•	minus, the Estimated Net Debt if such amount is positive,

•	plus, the Estimated Net Debt if such amount is negative.

(c)	Closing Payment. On the Completion Date, the Transferee shall pay the Estimated Price as set out in the Transferors’ Statement as follows:

(i)	thirteen million euros (EUR 13,000,000) in cash by wire transfer to the Transferors, according to the allocation set forth in Schedule B, to the Transferors’ bank accounts designated by the Transferors’ Agent, at the latest three (3) Working Days before the Completion Date, it being specified that an amount of one million euros (EUR 1,000,0000) shall be retained by the Transferee pending final determination of the Net Adjustment Amount pursuant to article 2.2 (the “Retained Portion of the Price”). The Retained Portion of the Price shall be paid by the Transferee to the Transferors at the time and conditions set forth in article 2.3 and, on the Completion Date, the Transferee shall provide a first demand bank guarantee in order to secure the Transferors regarding the payment of the Retained Portion of the Price, it being specified that such bank guarantee shall be issued by a bank of first rank having a subsidiary or an establishment in France and under terms and conditions usually used in France.; and

(ii)	for the fraction of Estimated Price in excess of EUR 13,000,000 (the “Non Cash Fraction of Estimated Price”), according to the allocation set forth in Schedule B, by shares of Astronics Corporation common stock listed on the NASDAQ National MarketSystem, under the symbol “ATRO” (hereinafter the “AstStocks”), it being specified that the total number of AstStocks to be granted to the Transferors as payment of the Non Cash Fraction of Estimated Price shall be determined as follows (the “Payment Stocks”):

[Estimated Price – EUR 13,000,000] / [Average value in Euros of the stock quote of 1 AstStock at closing of the Nasdaq Stock Market reduced by 5% for each trading day over the last 30 trading days prior to the fifth trading day before the Completion Date (the “ValATRO”)], it being specified that for the purpose of determining the ValATRO in Euro, the average value in US Dollars of the stock quote of 1 AstStock at closing of the Nasdaq Stock Market reduced by 5% for each trading day over the last 30 trading days prior to the fifth trading day before the Completion Date shall be converted in Euro on the basis of the average US Dollar / Euro conversion rate over the last 30 trading days prior to the fifth trading day before the Completion Date as published by the Bank of France (Banque de France). For the avoidance of doubt, the payment of the Non Cash Fraction of Estimated Price in shares of AstStocks in lieu of cash is being made for the convenience of the Transferee and has been structured as a delivery of shares to be made as an alternative mechanism of payment for the Transferred Shares. The delivery of the Transferred Shares by the Transferors shall in no way constitute a payment in kind (apport de titres).

As from the date hereof and until the Completion Date, in the event Astronics Corporation performs prior to Closing any transaction or declaration of any dividend or distribution, stock split, reverse stock split, stock dividend, reorganization, reclassification, merger, combination, recapitalization, or other like change or any other transaction with respect to or affecting the financial rights attached to shares of AstStocks (i.e. for more than 1% of financial impact) (an “AstStocks Dilution Event”), and including any stock repurchase or redemption effected on a substantially pro rata basis or in which the majority of Astronics Corporation’s stockholders participate, prior to the Closing which materially affects the number of shares of Payment Stock the Transferors should equitably receive, such number of shares of Payment Stock shall be equitably adjusted to the extent necessary to provide the Transferors the same economic effect as contemplated by this Contract prior to such transaction or declaration.

The Transferee shall notify the Transferors’ Agent upon deciding or announcing any AstStocks Dilution Event to be performed or decided no later than the Completion Date. In case the Parties do not reach agreement on the necessary equitable adjustment prior to the Completion Date, the matters in dispute shall be referred to the Independent Expert mutatis mutandis according to the provisions of Article 2.2 hereunder and Closing shall be extended to the remittance of the Independent Expert final report solving this dispute.

For the avoidance of doubt, with respect to the stock distribution to be distributed on October 24, 2013 in which each Astronics Corporation shareholder received one share of Astronics Class B Stock for every five shares of Astronics Common Stock and Class B Stock held by such shareholder on October 10, 2013, the share price of AstStocks to be used to calculate the Payment Stocks for periods up to the ex-dividend date for such stock distribution should be adjusted down by 20% to reflect the dilution on the price of AstStocks attributable to such stock distribution.

Notwithstanding the above, if, in application of the above formula, the number of AstStocks to be delivered to any of the Transferors in accordance with the allocation set forth in Schedule B, results in a fractional number, the number of AstStocks to be delivered to such Transferor shall be rounded off in the integer of number of AstStocks immediately lower and the remainder shall be paid in cash to this Transferor by the Transferee on the Completion Date.

(d)	Description of the Payment Stock mechanism

Notwithstanding the provisions of article 2.1(c), if, as at Completion Date, the number of AstStocks to be delivered to Mr. Jean-François Piaulet pursuant to article 2.1(c) above would exceed 0.95% of the total number of issued securities or voting rights of Astronics Corporation, the Transferee undertakes to reduce the number of AstStocks to be delivered to Mr. Jean-François Piaulet to a number of AstStocks which will not exceed 0.95% of the share capital or voting rights of Astronics Corporation, the remainder being paid in cash by wire transfer to Mr Jean-François Piaulet’s bank account on Completion Date by the Transferee.

As a result of the above, on the Completion Date, the Payment Stocks shall be transferred as follows to the Transferors, according to the allocation set forth in Schedule B.

(e)	Post-Closing Adjustment. Subsequent to the Completion Date, the Estimated Price shall be:

(i)	reduced, on a Euro for Euro basis, by the amount, if any, by which the Actual Net Debt exceeds the Estimated Net Debt; or

(ii)	increased, on a Euro for Euro basis, by the amount, if any, by which the Estimated Net Debt exceeds the Actual Net Debt.

2.2	Closing Financial Statements, Closing Statement of Debts; Computation of Net Adjustment Amount.

(a)	Within forty five (45) Working Days after the Completion Date, the Transferee shall procure that the Company prepare (i) closing financial statements of the Company as at close of business on the latest day of the month prior to the Completion Date by applying the same accounting principles and a format/mapping of accounts consistent with those used in the preparation of the relevant financial statement of the preceding financial year (the “Closing Financial Statements”) and (ii) a computation of the Net Debt in the format as required in Schedule E (the “Closing Statement of Debt”) at the same date than the Closing Financial Statements. The Transferors hereby undertake to cooperate and provide the Transferee with all assistance and information required for such purpose upon being requested to do so by the Transferee. As soon as reasonably practicable, and in any event by no later than fifteen (15) Working Days after the Closing Financial Statements and the Closing Statement of Debt have been made available to the Transferee, the Transferee shall deliver to the Transferors’ Agent a copy of the Closing Financial Statements, Closing Statement of Debt and a statement (the “Transferee’s Statement”) signed by an authorized representative of the Transferee, setting forth in reasonable detail a computation of the net amount of the adjustments required by article 2.1(e) above (the “Net Adjustment Amount”) based on the information set forth in the Closing Financial Statements and the Closing Statement of Debt. As from the date of the delivery of the Transferee’s Statement, the Transferee shall, subject to reasonable notice, make available to the Transferors’ Agent and its advisors the books and records relating to the Company reasonably required in connection with their review of the Closing Financial Statements, Closing Statement of Debt and the Transferee’s Statement.

(b)	Within twenty (20) Working Days of receipt by the Transferors’ Agent of the Transferee’s Statement, the Transferors’ Agent may give written notice (the “Transferors’ Disagreement Notice”) to the Transferee stating that it disagrees with the Transferee’s Statement together with the reasons for such disagreement in reasonable detail. If the Transferors’ Agent has not delivered a Transferors’ Disagreement Notice within such twenty (20) Working Days period, the Transferee’s Statement shall be final and binding on the Parties for all purposes. If the Transferors’ Agent and the Transferee do not reach agreement (a) within twenty (20) Working Days after the Transferee’s receipt of the Transferors’ Disagreement Notice or (b) as at Completion Date at the latest about an AstStocks Dilution Event, the matters in dispute shall be referred to the Independent Expert, as defined below, at the request of either of the Transferors’ Agent and the Transferee, it being specified that, notwithstanding that dispute, that fraction of the Net Adjustment Amount (if any) which will not be in dispute will then be immediately paid. No matters other than those listed in the Transferee’s Statement and in the Transferors’ Disagreement Notice shall be within the terms of reference of the Independent Expert. The Independent Expert shall be a firm of statutory auditors of international standing appointed jointly by the Transferors’ Agent and the Transferee, within ten (10) Working Days as from the corresponding request, or, if failing to reach an agreement within this time-period, by order of the President of the Paris Commercial Court ruling in the format of emergency proceedings (procédure de référé) at the request of any of the Parties and without possible appeal.

(c)	Except to the extent that the Transferee and the Transferors agree otherwise, the Independent Expert shall determine its own procedures, and interpret and apply the definitions set out in Schedule E and the other directives and principles set out in this article 2.2 and related Schedules. The Independent Expert shall also (i) give the Transferee and the Transferors’ Agent an opportunity to make written and oral representations to it; (ii) require that the Transferee and the Transferors’ Agent supply each other with a copy of any written submission to the Independent Expert at the same time as such submission is made to the Independent Expert, (iii) permit each of the Transferee and the Transferors’ Agent to be present while oral submissions are being made by the other and, more generally, (iv) at all times respect the principle of “contradictoire”.

(d)	The Independent Expert shall deliver to the Transferors’ Agent and to the Transferee, within a period of twenty (20) Working Days after the date of its appointment, a final report which shall indicate its determination of the Price and the Net Adjustment Amount. Such final report shall explicitly state (i), if the amount of the Estimated Price exceeds the Price (as thus determined), that the Transferors shall pay to the Transferee the Net Adjustment Amount or (ii), if the Price (as thus determined) exceeds the amount of the Estimated Price, that the Transferee shall pay to the Transferors the Net Adjustment Amount. The Independent Expert shall act as a “tiers arbitre mandataire” in accordance with article 1592 of the French Civil Code and its determination of any matter falling within its jurisdiction shall be final and binding on the Parties save in the event of manifest error (erreur grossière).

(e)	The fees, costs and expenses of the Independent Expert (as well as those of any experts consulted by the Independent Expert) will be borne equally between the Transferors and the Transferee (the fees to be borne by the Transferors being allocated pro rata to their respective amount of Transferred Shares).

(f)	For the purposes hereof, the “Final Closing Statement of Debt” shall be:

(i)	the Closing Statement of Debt, if the Transferors’ Agent shall not have delivered a Transferors’ Disagreement Notice in accordance with subsection (b) above, or

(ii)	if the Transferors’ Agent shall have delivered a Transferors’ Disagreement Notice in accordance with subsection (b) above, either (A) the definitive Closing Statement of Debt as agreed by the Transferor’s Agent and the Transferee pursuant to subsection (c) above, or (B) in the absence of an agreement between the Transferor’s Agent and the Transferee, the Closing Statement of Debt read in light of the final report delivered by the Independent Expert pursuant to the subsection (d) above.

2.3	Payment of Net Adjustment Amount and Retained Portion of the Purchase Price.

(a)	If the amount of the Estimated Price exceeds the amount of the Price (as determined pursuant to articles 2.1 and 2.2), the Transferors shall pay, pro rata to their respective number of Transferred Shares, to the Transferee, the amount equal to the excess of (x) the Estimated Price, over (y) the Price.

(b)	If an amount shall be payable by the Transferors to the Transferee pursuant to the foregoing subsection (a), it shall first be satisfied out of the Retained Portion of the Price, and for any remaining balance (i.e. if the Net Adjustment Amount is superior to the Retained Portion of the Price) in accordance with the subsections (d) and (e).

(c)	If the amount of the Price (as determined pursuant to articles 2.1 and 2.2) exceeds the amount of the Estimated Price, the Transferee shall pay to the Transferors the amount equal to the excess of (x) the Price over (y) the Estimated Price. In such case, the Transferee shall pay in cash to the Transferors the Retained Portion of the Price defined in article 2.1 (c) plus any remaining balance in accordance with subsection (d) and (e).

(d)	Any amounts payable pursuant to this article 2.3 shall be paid within five (5) Working Days of the definitive determination of the Net Adjustment Amount by electronic funds transfer of cash to a bank account of the recipient designated in writing by the recipient at least three (3) Working Days prior to the date of payment. Any delay shall give right to interest at a yearly rate of 5%.

(e)	The allocation among the Transferors of any payments made to or by the Transferors pursuant to this article 2.3 shall be made in accordance with the allocation as set forth in Schedule B, it being specified that the Transferee shall not be liable nor assume any responsibility in relation to such allocation. The obligations of the Transferors to make payment pursuant to this article 2,3 shall be several and not joint.

2.4	Specific guarantee of the Transferee.

As from Completion Date and subject to the provisions of this article 2.4, the Transferee shall indemnify and hold the Transferors harmless against any tax liabilities, costs and expenses actually suffered and/or paid by them resulting exclusively from any operation concerning the Astronics Corporation’s share capital during the year following the Completion Date and having for consequences that stake in Astronics Corporation received by any of the Transferors at completion of the transaction contemplated herein represents more than 1% of the share capital or voting rights of Astronics Corporation, and therefore placing such Transferor in breach of the conditions required to benefit from the tax regime provided under article 150 0D ter IV of the French Code general des impôts.

For the avoidance of doubt, it is specified that the above indemnification undertaking from the Transferee shall only be applicable if the crossing by a Transferor of the threshold of 1% of the share capital or voting rights of Astronics Corporation is a direct and exclusive consequence of such operation over the share capital of Astronics Corporation during the year following the Completion Date.

The Transferee acknowledges that this undertaking is material and of essence for the Transferors, who would not have accepted the Payments Stocks without guarantee regarding the above.

ARTICLES 3 – CONDITIONS PRECEDENT

3.1	The Transferors’ obligation to sell the Transferred Shares and the Transferee‘s obligation to purchase the latter are subordinate to prior fulfilment of the following conditions precedent (“Conditions precedent”):

(i)	Prior agreement of the Transferee by the Company in accordance with the terms of the articles of association.

(ii)	Each of the representations and warranties made by the Transferors and the Transferee under this Contract and the Guarantee agreement shall have been accurate in all respects as of the date of this Contract and must be accurate in all respects as of the Completion Date as if made on the Completion Date, subject to the update of the schedules of the Guarantee agreement as set forth in article 4.4.

(iii)	The covenants, obligations, undertakings that the Parties are required to perform or to comply with pursuant to this Contract at or prior to Completion Date shall have been duly performed and complied with in all material respects.

(iv)	No change, situation, development or other event having a Transferor Material Adverse Effect or Transferee Material Adverse Effect shall have occurred.

(v)	Meetings (held physically or by conference call(s) in the most practical way for the Transferee and the Transferors’ Agent) organized and managed by the Transferors’ Agent with the three following customers: SOGERMA, Thompson and PAC, such meetings and discussions being schedule to take place before November 29, 2013.

For the avoidance of doubt, the purpose of these meetings will be exclusively to introduce the Transferee and to enable identifying whether major issue comes up, such as these customers indicate their will to materially and adversely change their business relationship with the Company, which will constitute a Transferor Material Adverse Effect.

3.2	Obligations of the Parties with respect to fulfillment of the conditions precedent

(i)	The Parties undertake to do their best efforts to ensure that the condition precedents stipulated in article 3.1 is met at their earliest convenience from the Contract signature date.

(ii)	In the event that one of the Parties is aware of any facts or circumstances of such a nature as to compromise or jeopardise the fulfilment of one or more conditions precedent, it undertakes to inform the other Parties thereof at its earliest convenience in order to plan the necessary remedial measures to implement.

3.3	Certification of fulfilment of conditions precedent

Certification of fulfilment of the above-mentioned conditions shall take place at the initiative of the most diligent Party which shall notify the other Party thereof.

The conditions must be fulfilled by 29 November 2013 at the latest.

On failure to fulfil any of the conditions before the above-mentioned date, the Contract shall be considered null and void and each Party shall be entitled to regain its full and complete liberty without any indemnity by either party, without prejudice nevertheless to all compensation in the event that non-fulfilment of a condition precedent should result from a wilful misconduct by one Party with its commitments under the Contract. In this instance the Contract shall be null and void, subject to the confidentiality obligations.

ARTICLE 4 — OTHER CONDITIONS WHICH APPLY PRIOR TO THE COMPLETION DATE

4.1	Temporary management of the Company

The Transferors shall procure that between the date of this Contract and the Completion Date, the Company is managed in a responsible manner, in the context of normal, prudent management and in compliance with current management practices (in the ordinary course of business). In particular, the Transferors undertake that, in the Company and prior to the Completion Date, none of the following operations, decisions or actions shall be taken or performed without the prior consent of the Transferee, which may not delay or refuse its consent without legitimate reason:

(a)	investment of an amount individually or when aggregated with other investments based on substantially the same facts and circumstances in excess of 100,000 Euros,

(b)	acquisition or sale of any interest in any business or entity, or form or make any investment in any entity,

(c)	acquisition or disposal of any assets (other than in the ordinary course of business consistent with past practice),

(d)	commitment to a new financing operation or contract any off-balance sheet commitments exceeding 100,000 Euros in the aggregate,

(e)	granting of performance, surety bonds or guarantee to third parties, incur or guarantee any additional indebtedness or issue any notes, bonds or other debt securities, grant any option, warrant or right to acquire any such debt securities or issue any security convertible into or exchangeable for any such debt securities or repurchase or prepay any indebtedness or enter into any arrangement having the economic effect of any of the foregoing,

(f)	increase of remunerations or other benefits payable to employees or company officers, other than imposed by currently valid law or by existing contract or company agreement disclosed to the Transferee or in the ordinary course of business consistent with past practices,

(g)	conclusion of any contract which could trigger the liability or a payment obligation by the Company for an amount exceeding 100,000 Euros; amendment or termination of any Significant Contract,

(h)	change in business activity, legal structure, articles of association, company capital or in the accounting and Tax methods, principles or practices except insofar as may be required by law;

(i)	delay the payment of any trade payables or accelerate the payment of any trade receivables, other than in the ordinary course of its business operations consistent with past practice;

(j)	launch of all new business activities or interruption of all existing business activities,

(k)	materially altering their employment contracts, firing or recruitment of personnel, unless (i) on fixed term contracts in the legally provided cases, or (ii) to replace a sick or resigning employee and if the gross annual remuneration of the employee recruited in replacement does not exceed 70,000 Euros, or (iii) in the normal context of the Company’s business activities,

(l)	withdrawal of funds from any bank account for a use other than strictly necessitated by the Company’s normal, current operation,

(m)	declare or pay-out of dividends (in any form whatsoever, including interim dividends) or other distributions, sharing, dissolving or reduction of capital,

(n)	payment of any management or other fees or amount to the Transferors or any their respective Related Parties,

(o)	legal operation such as merger, demerger, partial contribution of assets, dissolving or liquidation,

(p)	transfer or amortisation of any Shares (it being stipulated, where necessary, that said obligation shall not prevent the Transferors from purchasing any Shares currently owned by a company officer or shareholder or minority shareholder with a view to their sale to the Transferee on the Completion Date),

(q)	create any Third Party Right on (x) Shares or other securities or (y) on any assets, except, in respect of (y), in the ordinary course of business consistent with past practice,

(r)	issue (or promise to issue or award to any third party) tradable securities, of any kind (including for the avoidance of doubt, any securities convertible into, or any rights, warrants or options to acquire any shares, voting securities or convertible securities) or otherwise make any changes to its capital stock,

(s)	pay, discharge, settle or satisfy any material claims, liabilities or obligations or any disputes for payments in excess of 100,000 Euros other than payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice,

(t)	enter into, amend, waive the benefits of or terminate any contract with the Transferors or any of their respective Related Parties,

(u)	taking any action, or omitting to take any action, which action or omission would result in a breach of any of the representations and warranties made by the Transferors in this Contract, or

(v)	authorizing, or committing, resolving or agreeing to take any of the foregoing actions.

The Transferee acknowledges that it has been duly informed that the company ACTEURS SA, a public limited company with registered capital of 107,200 Euros, whose registered office is at rue Isaac Newton – 18000 Bourges, registered on Bourges Corporate and trade register under number 400 617 361, is under the legal process of amicable liquidation (liquidation amiable) since June 25, 2013 and that the company REGITEC SARL, a limited liability company with registered capital of 16,000 Euros, whose registered office is at rue Isaac Newton – 18000 Bourges, registered on Bourges Corporate and trade register under number 402 947 337 I is under the process of judicial liquidation (liquidation judiciaire) since November 27, 2012. In this context, the Company shall not be bound by any outstanding obligations nor any liabilities arising in, or which could result from, the context of these liquidations, given that the Company nor the Transferors are not the legal representatives of ACTEURS SA nor REGITEC SARL. The Parties hereby agree and undertake that no agreement relating to definitive liquidation of ACTEURS SA or REGITEC SARL will be entered into without the prior consent of the Transferee.

4.2	Access and Information

The Transferors undertake to inform the Transferee of all above-mentioned new, significant facts or events, brought to their attention, relating to the Company or the Activity of the Company, arising between the Contract date and the Completion Date or brought to the Transferors’ attention during this period.

In addition, during the period from the date of this Contract until the Completion Date, upon the reasonable written request of the Transferee, the Transferors shall arrange for the Transferee and its representatives to be in position to contact Mr Jean-François Piaulet, the Deputy General Manager (Directeur Général Délégué) or the Chief Financial Officer (Directeur Financier) of the Company during normal business hours in order to have a reasonable access to the books and records of the Company and be informed of its business activity, provided that such contact is requested with a two (2) Working Days prior notice and shall not interfere with the normal business and operations of the Company. It is specified for the avoidance of doubt that the Transferors cannot unreasonably refused to grant such access.

4.3	Exclusivity

Between the Contract date and the Completion Date, the Transferors undertake not to conduct, directly or via an intermediary, any negotiation with anyone whatsoever concerning or relating to, directly or indirectly, all or part of the Shares or assets of the Company to a third party.

4.4	Guarantee agreement update

Between the Contract date and the Completion Date, the Parties undertake to update the schedules to the Guarantee agreement of which a draft is attached as Schedule 5.3. The Transferors shall be entitled to update the declarations and guarantees for all events occurring between the date of this Contract and the Completion Date subject to having duly informed the Transferee thereof, unless (i) the event object of the update constitutes an infringement of the commitments of the interim period in article 4.1, (ii) such supplement or amendment (A) arises from any matters known by any of the Transferors on the date hereof or (B) reflects matters which, individually or in the aggregate, are likely to result in a loss, damage, prejudice or any other kind of liabilities, costs or expenses for the Company or the Transferee exceeding 100,000 Euros.

4.5	Significant contracts

Significant Contracts containing an intuitu personae clause requiring the co-contracting party’s consent or a change of control clause are listed in Schedule 4.5. The Transferors shall do their best efforts to ensure the continuation of these Significant Contracts.

ARTICLE 5 — COMPLETION DATE

The Parties shall transfer ownership of the Transferred Shares to the Transferee in exchange for payment by said latter of the Price according to article 2, on 4 December 2013 at 9.a.m. at the offices of HOGAN LOVELLS LLP, 17 avenue Matignon in Paris (France), unless the Parties reach express agreement on another date or location (the “Completion Date”), if all of the conditions precedent mentioned in article 3 are fulfilled by 29 November 2013 at the latest and if this Contract has not been terminated in accordance with this Contract.

On the Completion Date, each of the Transferors, shall transfer all of their Shares to the Transferee and the Transferee shall pay the Price to the Transferors in accordance with article 2 (the “Closing”).

The Parties agree that the Price shall be allocated among the Transferors, under the sole responsibility of the Transferors and further agree that in any case the Transferee shall have no liability for the allocation of the Price among the Transferors.

Thus, on the Completion Date, the Parties to this Contract shall be required to complete or ensure that the following documents are completed:

•	Prior agreement of the new shareholder and the appointment of the new company officers;

Furthermore, each Party shall be required to provide the other with the following documents, on said same date, it being specified that all matters at the Closing will be considered to take place simultaneously, and no delivery of any document required to be completed at or in connection with the Closing will be deemed complete until all transactions and deliveries of documents required by this Agreement to be completed at or in connection with the Closing are completed.

5.1	Documents to be provided by the Transferors

(a)	Originals of share transfer orders duly signed by the Transferors, bearing the Completion Date, certifying transfer of full ownership of and title to all of the Transferred Shares to the Transferee free and clear of any Third Party Right;

(b)	Original minutes of the Board of Directors of the Company (i) confirming Mr. Jean-François Piaulet in his current position of President and General Manager for a four months period as from the Completion Date without changes in the management, (ii) deciding a subsequent second four months period during which the scope of liabilities of Mr. Fabrice Berthelot will be extended, and Mr. Fabrice Berthelot will be entitled to directly report to the Transferee and (iii) deciding a third four months period where Mr. Jean-François Piaulet commits to give his resignation letter as General Manager only and remaining President of the Board, without executive position. It is specified for the avoidance of doubt that any resignation shall be rendered without costs to the Company that no claims or monies would be owed by the Company to such person in such capacity in connection with such resignations;

(c)	Original resignation letters of Marc Piaulet, Daniel Piaulet and Gérard Robin of their respective duties as Directors (Administrateurs) of the Company taking effect on the Completion Date and including statements to the effect that such resignation is rendered without costs to the Company and no claims or monies are owed by the Company to such person in such capacity (excluding, for the avoidance of doubt, the sums due by the Company to Mr. Marc Piaulet and Mr. Marc Moulin as employees);

(d)	The following documents, which shall be up to date in respect of all operations performed through to the Completion Date inclusive:

(i)	registers of share transfer orders and individual shareholder’s accounts for the Company;

(ii)	registers containing minutes of the decisions of the shareholders meeting since its creation; registers or attendance sheets associated therewith;

(e)	A certified copy of the minutes of the Company board of directors approving the Transferee as shareholder, in accordance with the terms of its articles of association.

(f)	CERFA N°2759 DGI forms associated with the sale of their Shares, duly signed by each of the Transferors for the Transferred Shares it is selling;

(g)	A certified copy of the minutes of the Works council meeting whose purpose is the operation object of this Contract, it being stipulated that the Works council has already been informed and consulted on the Contract date.

(h)	An original of a certificate duly signed by each Transferor whereby each Transferor confirms that (i) apart from the settlement agreements entered into with Mr Pascal Moulin and Mr Laurent Groussin relating to the termination of their respective employment contracts, it has no longer any relationship with the Company and any and all contracts entered into between any Transferor or its respective Related Parties with the Company has been terminated as of the Completion Date and that (ii) the Company no longer owes any sums to the Transferors or their respective Related Parties (apart from the employment contracts of Mr. Marc Piaulet and Mr. Marc Moulin).

(i)	A certified copy of the shareholders’ meeting relating to ACTEURS SA winding-up.

(j)	A closing certificate, in the form set out in schedule 5.1, duly signed by the Transferors as Guarantors under the Guarantee agreement reiterating the representations and warranties contained in this Contract as well as in the Guarantee agreement as at the Completion Date, up-dated according to article 4.4.

(k)	An original copy of all relevant and satisfactory documents confirming that the Transferors obtained all required consents from the co-contracting parties of any contracts entered into by the Company and providing for early termination in the event of change of control.

(l)	A bank guarantee (caution) granted by a first rank French credit institution for an amount equal to 10% of the Estimated Price, in substantially the form attached hereto as schedule 5.1(l) (the “Indemnity Bank Guarantee”) duly signed by the bank and the Transferors. The terms and conditions of the Indemnity Bank Guarantee shall be reasonably satisfactory for the Transferee.

(m)	The Guarantee agreement duly signed by the Transferors.

(n)	Confirmation that the DADS2 for fiscal year 2012 form has been duly and properly filled on 1st October 2013.

(o)	Original minutes of the Board of Directors of the Company approving (“arrêtant”) the Reference Accounts.

5.2	Documents to be provided by the Transferee

At the Completion Date, the Transferee shall pay the Estimated Price, in accordance with article 2.1 (c) and (d).

At the Completion Date, the Transferee shall (i) issue and deliver to the Transferors documents evidencing the transfer of ownership of the shares in Astronics Corporation to be transferred to the Transferors in accordance with article 2.1(c)(ii) and 2.1 (d) including share certificates made out to each of the Transferors and (ii) provide the Transferors with the first demand bank guarantee related to the payment of the Retained Portion of the Price set forth in article 2.1(c)(i) and (iii) provide the Transferors a closing certificate, in the form set out in schedule 5.2, duly signed by the Transferee as reiterating the declarations made under Article 6.2 of the Contract contained in the Contract as at the Completion Date.

5.3	Documents to be signed & exchanged between the Parties

By the Completion Date at the latest, the Parties shall sign and provide each other with originals of the following documents: the guarantee agreement, in accordance with the terms featured in Schedule 5.3, plus associated schedules (the “Guarantee agreement”) and the Indemnity Bank Guarantee.

ARTICLE 6 — DECLARATIONS OF THE PARTIES

6.1	Transferors’ declarations

(a)	The Transferors have the necessary powers to conclude and sign the Contract, perform the operations therein and fulfil their obligations under the Contract, in particular regarding their respective matrimonial property regimes where applicable.

(b)	The Contract has been validly concluded and signed by the Transferors and constitutes a legally valid obligation, which may be enforced against said Transferors in accordance with the terms therein, without restriction or reservation.

(c)	The heirs and other beneficiaries of the Transferors, even minors or legally incapable, shall be jointly and severally liable with their respective Transferor(s), for the fulfilment of all obligations resulting from the Contract, the Transferee being already dispensed from serving the notice stipulated in article 877 of the Civil code.

(d)	By reason of its business or financial experience, each Transferor is capable of evaluating the risks and merits of an investment in Astronics Corporation and of protecting its own interests in connection with this investment.

(e)	Each Transferor has acquired securities in Astronics Corporation for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of such interest.

(f)	Each Transferor acknowledges that its interest in Astronics Corporation has not been registered under the Securities Act, or under any applicable blue sky laws in reliance, in part, upon its representations, warranties, and agreements herein.

(g)	Each Transferor understands that its securities in Astronics Corporation are “restricted securities” under the Securities Act in that such securities will be acquired from the Transferee in a transaction not involving a public offering, and that its securities in Astronics Corporation may be resold without registration under the Securities Act, or pursuant to an exemption therefrom.

(h)	It represents, warrants, and agrees that the Transferee and the Transferors are under no obligation to register or qualify their respective interests in Astronics Corporation under the Securities Act or under any state securities law, or to assist it in complying with any exemption from registration and qualification.

(i)	Without limiting the representations set forth above, and without limiting anything contained elsewhere in this Contract, none of the Transferors will make any disposition of all or any part of its interest in Astronics Corporation which will result in violation by it or by the Transferee of the Securities Act or any other applicable securities laws. Without limiting the foregoing, each Transferor agrees not to make any disposition of all or any part of its securities in Astronics Corporation unless and until it has notified the Transferee of the proposed disposition and obtained from the Transferee a written confirmation that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities laws.

(j)	The Transferors acknowledge that their interests in Astronics Corporation involve a substantial degree of risk of loss of its entire investment, and understand and take full cognizance of the risks related to the acquisition of such interests.

(k)	Each Transferor has received and reviewed this Contract and the other information provided by the Transferee it considers necessary or appropriate for deciding whether to invest in Astronics Corporation.

(m)	None of the Transferors have seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of securities in Astronics Corporation.

6.2	Transferee’s declarations

(a)	Astronics Corporation is a stock company duly organized and validly existing and in good standing under the laws of New York State.

(i) The authorized capital stock of Astronics Corporation consists of 40,000,000 ordinary shares of AstStock, of which 11,495,436 shares were issued and outstanding as of the close of business on October 31, 2013 and 10,000,000 Class B shares of AstStock, of which 5,984,657 shares were issued and outstanding as of the close of business on October 31, 2013. The Class B shares and the ordinary shares carry identical rights and vote as a single class in shareholder’s meeting, except that Class B Shares carry 10 voting rights per shares and ordinary shares carry one voting right per share. All of the shares of AstStock (A) have been duly authorized and validly issued, (B) are fully paid and non-assessable, and (C) were issued in compliance with all applicable security laws concerning the issuance of securities.

(ii) The Payment Stocks are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such equity interests other than the Contract.

(b)	The Transferee has the necessary powers to conclude and sign the Contract, perform the operations and fulfil the obligations for which it is responsible under the Contract. The Transferee has made all acts required to be made under the Transferee’s corporate documents (i.e. by-laws, rules of procedure for the boards of directors and any similar corporate documents) and applicable law to enter into the Contract and perform its obligations hereunder. No consent from any shareholder, creditor or any other Person, or notification to or registration with any court of law or administrative body is required in connection with the execution and performance of the Contract, except as set out in the Contract.

(c)	Astronics Corporation has filed or furnished, as applicable, on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act or any successor statute, and the rules and regulations promulgated thereunder, including pursuant to Section 13(a) or 15(d) thereof, since December 31, 2011. Each such report complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder. As of their respective dates, such reports did not, and any such reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(d)	None of Astronics Corporation, its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) or any person acting on its or their behalf has directly, or through any agent, (A) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the transfer of the AstStocks in a manner that would require registration of the AstStocks under the Securities Act or (B) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D) or directed selling efforts (within the meaning of Regulation S) in connection with the offering or sale of the AstStocks, or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(e)	It is not necessary in connection with the offer, sale and delivery of the AstStocks in the manner contemplated by this Contract to register the AstStocks under the Securities Act; none of Astronics Corporation, its Affiliates or any person acting on its or their behalf has performed or shall perform transactions to offer, sell, or deliver securities that would result in an obligation to register the AstStocks under the Securities Act.

(f)	Neither Astronics Corporation nor any of its subsidiaries has taken, directly or indirectly, any action intended to constitute, or having the effect of constituting, or which would have constituted or could constitute, a stabilization or a manipulation of the price of any security of Astronics Corporation to facilitate the sale or resale of the AstStocks.

(g)	Except for the stock distribution performed on October 24, 2013 in which each Astronics Corporation shareholder received one share of Astronics Class B Stock for every five shares of Astronics common stock and Class B Stock held by such shareholder on October 10, 2013, since December 31, 2012 and through the date hereof, Astronics Corporation has not made any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of AstStocks or any repurchase or other acquisition by Astronics Corporation of any outstanding shares of AstStocks.

(h)	The Payment Stocks are duly authorized and will be validly issued, fully paid and will not be subject to any option, call, preemptive, subscription or similar rights under any provision of applicable law, the organizational documents of Astronics Corporation or any of its subsidiaries, except otherwise provided herein.

(i)	The Contract has been validly concluded and signed by the Transferee and constitutes a legally valid obligation, enforceable against the Transferee in accordance with the terms therein, without restriction or reservation.

(j)	Contract signature and fulfilment plus the enforcement of the operations and commitments mentioned therein do not contravene any legal, regulatory or statutory provisions, or administrative, judicial or arbitral decisions, applicable to the Transferee, nor any terms of any contracts concluded by the Transferee or any binding obligation upon the Transferee.

( )	The Payment Stocks shall be delivered to the Transferors indirectly by the Transferee on the Completion Date, who shall be the owner, on said date, of the Payment Stocks free from all pledge, pre-emptive right and any other Third Party Rights whatsoever, in payment for the sale of Transferred Shares.

(l)	Upon the terms and subject to the conditions set forth in this Contract, the Transferors will as from the Completion Date, become, in accordance with the allocation mentioned in Schedule B, the owners of the Payment Stocks together with all rights and benefits attached thereto, and will acquire full title (pleine et entière propriété) thereof. At this point in time, the Transferors shall, in respect of the Payment Stocks they will have received be entitled to receive all pay-outs of dividends and other distributions which may occur as from the Completion Date and of every rights attached to the full ownership of such AstStocks.

ARTICLE 7 — POST-COMPLETION COVENANTS

7.1	No claims against the Company. After the Completion Date, the Transferors shall not, and shall procure that none of their Related Parties, assert any claim against the Company based on their capacity as a former direct or indirect shareholders of Company.

7.2	Non-Solicitation of Employees. For period of three (3) years after the Completion Date, the Transferors shall not, and shall procure that none of their respective Related Parties, offer, solicit or induce to enter into, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant with any individual who is, on the date hereof, a director, officer, or key technical employee of the Company.

7.3	Non-Compete

a.	For a period of three (3) years after the Completion Date, and unless authorized in writing by the Transferee, the Transferors shall not, and shall procure that none of their respective Related Parties:

i.	participate or engage, directly or indirectly, for itself or on behalf of or in conjunction with any person, whether as agent, shareholder, partner, joint venture, investor or otherwise, in any activities, competing with, related to or incidental to the business of the Company and the Transferee within territories where they carry out their Activities;

ii.	whether for its own account or for the account of any other person, directly or indirectly, solicit, endeavour to entice away from the Company or otherwise directly interfere with the relationship of the Company with any third party who is an important customer, distributor or a supplier of the Company.

b.	The Transferors shall not, and shall procure that none of their respective Related Parties, disclose or use for any purpose any confidential or proprietary information concerning the Company or their businesses, operations, properties or assets, except (i) to the extent required by applicable law; (ii) to its professional advisers under circumstances of confidentiality; or (iii) to the extent that such information is at the date hereof or hereafter becomes public knowledge otherwise than through improper disclosure by any person.

c.	The Parties acknowledge that the foregoing restrictions are reasonable in scope, are necessary for the Company’s business and goodwill and form an essential part of the consideration for which the Transferee is willing to enter into the Contract. If any provision of this article 7.3 shall be adjudicated to be invalid, ineffective or unenforceable, the remaining provisions shall not be affected thereby. The invalid, ineffective or unenforceable provision shall, without further action by the Parties, be amended automatically to effect the original purposes and intent of the invalid, ineffective or unenforceable provision; provided, however, that any such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made. Without limiting the generality of the foregoing, if any provision of this article 7.3 is invalid in part, it shall be curtailed, as to scope, time and location, to the minimum extent required for its validity in the jurisdiction in which such provision is challenged, and shall be binding and enforceable with respect to the Transferors as so curtailed.

d.	Without intending to limit the remedies available to the Transferee, each Transferor agrees for itself and on behalf of its Related Parties that a breach of any covenant contained in this article 7.3 may cause a material irreparable harm and that a monetary remedy for a breach thereof may be inadequate and impracticable. Each Transferor further agrees that the Company or the Transferee shall be entitled to obtain temporary and permanent injunctive relief without the necessity of proving actual damages or posting any bond. In the event of such a breach or threat of breach, each Transferor agrees on its behalf and on behalf of its Related Parties that the Transferee shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

e.	Without prejudice to the above non-compete agreement regarding Mr Jean-François Piaulet, it is specified that (i) his son, Mr Marc Piaulet, is employed by the Company as Commercial and Marketing Manager (Directeur Commercial et Marketing) and bound by a specific non-compete agreement according to his employment contract, and that (ii) his daughter, Mrs Estelle Piaulet has an activity of consulting in human resources matters for companies having business in aeronautic. For the avoidance of doubt, it is specified that Mr. Jean-François Piaulet will not in any circumstances help or support his son or daughter having an adverse effect, whether direct or indirect, on the above non-compete agreement, but will not be personally liable for any act occurred without his support.

f.	By exception to the non-compete provision provided under article 7.3(a), for a period of two (2) years, Laurent Groussin shall not carry out any activity or perform any action which would compete the Activity of the Company. For the avoidance of doubt, Mr Laurent Groussin is bound by the any and all other provisions of this article 7 in their other aspects. However, the Transferee hereby acknowledges that Mr Laurent Groussin will carry out an activity of consulting (on his own or through a privately owned company) in the area of global seat safety and definition of specifications of seats (which may concern partially seat motion and actuation issues but which shall exclude for the avoidance of doubt, the consulting in the sole area of seat motion and actuation) to the benefit of seat manufacturers and /or airlines (other than Thompson, Precilec (Zodiac Actuation System) and any of their respective related companies).

7.3	Transferee’s covenants

Astronics Corporation covenants to file on a timely basis all required reports under Section 13(a) or 15(d) under the Exchange Act, other than Form 8-K reports, and submit electronically and post on its corporate Web site every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T. Each such report will comply in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder. As of their respective dates, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Astronics Corporation further undertakes to promptly and at its own expense take such reasonable steps as may be necessary or appropriate to permit the disposal of the AstStocks in U.S. market transactions, including without limitation to remove or cause to be removed any restrictive legends relating to the AstStocks from the relevant share certificates or the Astronics Corporation share registry, as applicable upon the expiry of the applicable holding period under Rule 144(d) under the Securities Act.

ARTICLE 8 — INDIVISIBILITY OF COMMITMENTS

8.1	Each of the Contract terms shall determine the respective commitments of the Parties, which are legally bound thereto. Deeds which reiterate, observe or detail the terms of agreement contained in the Contract shall be subordinate to the terms of the latter. No prior drafts of this Contract and no words or phrases from any such prior drafts shall be admissible into evidence in any dispute involving this Contract.

8.2	The Parties shall be required to enforce and comply with (and ensure that the company that they control enforces and complies with) each of the Contract terms, in particular sign (or have signed) all necessary deeds reiterating, observing or detailing the latter.

ARTICLE 9 — NOTIFICATIONS

All notices and other communications required or permitted to be given or made pursuant to this Contract shall be in writing and shall be: (x) delivered by hand against an acknowledgement of delivery dated and signed by the recipient; (y) sent by an overnight courier service of recognized international standing (all charges paid); or (z) sent by facsimile transmission and confirmed by registered mail (postage prepaid, return receipt requested) (lettre recommandée avec demande d’avis de réception) posted no later than the following Working Day (with any such facsimile transmission to be deemed received at the time indicated on the corresponding activity report, a copy of which shall be included in the confirmation by mail) (provided that any notice or communication which is received after 6 p.m. (local time in the place of receipt) on a Working Day or on any day which is not a Working Day shall be deemed received only at 9 a.m. (local time in the place of receipt) on the next Working Day) to the relevant party at its address set forth below:

If to the Transferors, to:	Mr. Jean-François Piaulet
28, Rue Romain Rolland
36130 Déols

Attention: Mr. Jean-François Piaulet
(jeanfrancois.piaulet@orange.fr)

with a copy to:

ARISTEA
29, rue de Marignan
75008 Paris

Attention: Mrs Anne-Sophie Bastard de Crisnay
(asb@aristea.fr)
Mr. Arnaud Meunier du Houssoy
(amh@aristea.fr)

If to the Transferee, to:	Astronics Corporation
130 Commerce Way
East Aurora, NY - 14052-2191
USA

Attention: Mr. Peter Gundermann
(Peter.Gundermann@astronics.com)

with a copy to:

Astronics Corporation
130 Commerce Way
East Aurora, NY - 14052-2191
USA

Attention: Mr. David Burney
(david.burney@astronics.com)

with a copy to:

Hogan Lovells (Paris) LLP
17, avenue Matignon
75008 Paris

Attention: Mr. Jean-Marc Franceschi
(jean-marc.franceschi@hoganlovells.com)

or to such other persons or at such other addresses as hereafter may be furnished by either party by like notice to the other. Any such notice or other communication shall be effective only upon actual receipt thereof by its intended recipient.

ARTICLE 10 —MISCELLANEOUS TERMS

10.1	The Contract, including the schedules thereto, expresses all of the contractual obligations of the Parties and replaces and/or cancels all prior verbal or written communication(s), proposition(s), commitment(s) between the Parties relating to the subject matter of this Contract. The Contract may only be amended by a written document signed by the Parties.

10.2	The Contract and the operations stipulated therein are strictly confidential, in particular terms pertaining to the Price and its financing, subject to (i) the option for the Parties to disclose said document to their advisers bound by professional secrecy and banks for the financing necessary for fulfilment of the Contract purpose, (ii) legal or administrative necessity to assert its rights or Contract performance and (ii) all other imperative rules. Consequently, outside this scope, the Parties undertake not to inform the public or publish any communiqué concerning the Contract, content of the latter, or the operations mentioned therein, or authorise any of their respective employees, advisers or agents to publish such communiqués, without prior written consent from the other Parties.

In particular, the Parties undertake to dialogue as of the Completion Date in order to agree on common communication, in particular by communiqué, to commercial and financial partners, as well as Company employees.

10.3	In the event that any of the terms of this Contract are declared null or void in any way and for any reason whatsoever, the Parties undertake to dialogue to remedy the cause of the observed nullity in such a manner that, barring impossibility, the Contract shall remain valid without discontinuity with the same economic effect.

The Contract schedules are an integral part of this Contract. In the event of contradiction between the terms of the Contract and the appended schedules, the Contract terms shall be overriding.

10.4	The Transferors may not under any circumstances transfer any of their rights or any of their obligations under the Contract without prior, written consent from the Transferee. The Transferors are acting jointly and severally for the transfer of the Transferred Shares, but not for the representations and warranties granted under the Guarantee agreement.

The Contract shall benefit the Transferee, plus all other physical persons or legal entities that it wishes to joinder, or replace it or delegate it rights to, throughout the Contract term of validity.

10.5	The rights and obligations of the Transferors under the Contract shall benefit their heirs, beneficiaries and successors and are legally binding for them.

ARTICLE 11 — SETTLEMENT OF DISPUTES

11.1	The Contract is governed by French law.

11.2	All disputes arising between the Parties pertaining to Contract interpretation or performance shall, on failure to reach an out-of-court agreement within thirty (30) days of certification of the dispute, be referred to the jurisdiction of Paris Commercial Court.

11.3	The Parties agree that the binding version shall be the English version and that the French version is solely for information purposes.

ARTICLE 12 — COSTS, DISBURSEMENTS & FEES

Each Party shall pay the fees of its own advisors incurred for the preparation, drafting or performance of the Contract and subsequent documents, with the exception of registration fees due for the purchase of the Transferred Shares from the Transferors which shall be paid by the Transferee as well as fees and costs regarding Payment Stocks.

ARTICLE 13 — ADDRESS FOR SERVICE

For the purposes of Contract fulfilment, the Parties appoint address for service of notice at their respective registered offices mentioned at the beginning of this contract.

oOo

Executed in Paris, on 4 November 2013, in five (5) original copies signed by the Parties.

The Transferee
Represented by

The Transferors:

Mr Jean-François PIAULET

Mr Daniel PIAULET

Mr Pascal MOULIN

Mr Laurent GROUSSIN